UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2002

OR

TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from (not applicable)

Commission file number 1-6880

U.S. BANCORP 401(k) SAVINGS PLAN
800 Nicollet Mall
Minneapolis, Minnesota 55402-4302
(Full title of the plan and the address of the plan)

U.S. BANCORP
800 Nicollet Mall
Minneapolis, Minnesota 55402-4302
(Name and address of principal executive offices of the issuer of the securities)

REQUIRED INFORMATION
SIGNATURE
EX-13 Annual Report for year end December 31, 2002
EX-23.1 Consent of Ernst & Young LLP
EX-23.2 Consent of PricewaterhouseCoopers LLP
EX-99.1 Certification Pursuant to Section 906
EX-99.2 Certification Pursuant to Section 906

REQUIRED INFORMATION

U.S. Bancorp 401(k) Savings Plan (“the Plan”) is subject to the Employee Retirement Income Security act of 1974 (“ERISA”). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedules of the Plan for the two years ended December 31, 2002 and 2001, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Exhibit 13 and incorporated herein by this reference.

The following exhibits are filed with this report:

Exhibit Number	Description

13	Annual Report for the year ended December 31, 2002
23.1	Consent of Ernst & Young LLP
23.2	Consent of PricewaterhouseCoopers LLP
99.1	Certification of Annual Report on Form 11-K pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.2	Certification of Annual Report on Form 11-K pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. BANCORP 401(k) SAVINGS PLAN

By: U.S. Bancorp 401(k) Savings Plan Benefit Administration Committee

/s/ Ellen Peterson	June 27, 2003

Ellen Peterson
Benefit Administration Committee Chairperson